   As filed with the Securities and Exchange Commission on December 15, 1998.

                                                   Registration No. 333-________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                    ---------

                            FIRST HEALTH GROUP CORP.
             (Exact name of registrant as specified in its charter)

        DELAWARE                                           36-3307583
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

               3200 HIGHLAND AVENUE, DOWNERS GROVE, ILLINOIS 60515 (Address of principal executive offices) (Zip Code)

                 FIRST HEALTH GROUP CORP. 1998 STOCK OPTION PLAN
                            (Full title of the plan)

                            WILLIAM M. HOLZMAN, ESQ.
                            NEAL, GERBER & EISENBERG
                             2 NORTH LASALLE STREET
                             CHICAGO, ILLINOIS 60602
                     (Name and address of agent for service)

                                 (312) 269-8000
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                 Proposed
                                  Maximum                      Amount of
Title of Securities              Aggregate                   Registration
To be Registered              Offering Price                    Fee (1)
--------------------------------------------------------------------------------
Common Stock,
par value $.01
per share                    $43,400,000.00                    $12,066.00
================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) promulgated pursuant to the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Company's Common Stock as reported by NASDAQ National Market System on December 14, 1998.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.            INCORPORATION OF DOCUMENTS BY REFERENCE

          The following documents are incorporated in this Registration Statement by reference:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended by Form 10-K/A as filed June 5, 1998.

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

          3. The description of the Company's Common Stock set forth under the caption "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A (No. 0-15846) filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any reports or amendments to the foregoing filed with the Securities and Exchange Commission for the purpose of updating such description.

          4. All documents filed by the Company pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and before the Company files a post-effective amendment hereto which indicates that all shares of Common Stock being offered pursuant to this Registration Statement have been sold or which deregisters all shares of Common Stock then remaining unsold.


ITEM 4.            DESCRIPTION OF SECURITIES

          Not Applicable.


ITEM 5.            INTERESTS OF NAMED EXPERTS AND COUNSEL

          Burton W. Kanter, a director of the Company and a member of the Audit Committee, is of counsel to the law firm of Neal, Gerber & Eisenberg, which firm performs legal services for the Company on a regular basis. Mr. Kanter holds options to purchase an aggregate of 72,000 shares of Common Stock pursuant to the 1991 Directors' Stock Option Plan, including 10,000 shares at an exercise price of $8.6250 per share, 8,000 shares at an exercise price of $13.3125 per share, 8,000 shares at an exercise price of $7.3750 per share,

8,000 shares at an exercise price of $9.6875 per share, 8,000 shares at an exercise price of $6.2500 per share, 10,000 shares at an exercise price of $23.5625 per share, 10,000 shares at an exercise price of $22.6875 per share and 10,000 shares at an exercise price of $29.5625 per share and an option to purchase 400 shares of Common Stock at an exercise price of $29.5625 per share, which option was granted pursuant to the 1998 Directors' Stock Option Plan. Additionally, William M. Holzman, a partner of Neal, Gerber & Eisenberg, is an Assistant Secretary of the Company. Furthermore, certain partners of and attorneys associated with Neal, Gerber & Eisenberg own shares of Common Stock.


ITEM 6.            INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 145 of the Delaware General Corporation Law empowers the Company to indemnify officers and directors in certain instances. Article Seventh, Section 2 of the Restated Certificate of Incorporation of the Company provides as follows: "The directors, as well as the officers, employees and agents of the Company shall be indemnified by the Company to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended." As a consequence, directors of the Company will be insulated for liability for monetary damages for breach of fiduciary duty as a director, including monetary liabilities for negligent or grossly negligent business decisions, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the payment of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for transactions in which the director received an improper personal benefit. The exculpation provided with respect to liability by the foregoing is effective for actions taken after April 16, 1987.

          The By-laws of the Company contain provisions whereby the Company will indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against such persons as a result of their relationship with the Company's, provided that it is determined that such persons acted in accordance with a stated standard of conduct in connection with the acts or events upon which such claim, action or suit is based. Such determination will be made either by a quorum of disinterested directors, if available, or by independent legal counsel in a written opinion, or by the vote of the Company's stockholders. The finding of either criminal or civil liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified.

          The Company has purchased for the benefit of its officers and directors an insurance policy, whereby the insurance company agrees, among other things, to make payment to the Company in the event any such officer or director becomes legally obligated to make a payment in connection with an alleged wrongful act. Wrongful acts means any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by an officer or director of the Company.


ITEM 7.            EXEMPTION FROM REGISTRATION CLAIMED

          Not Applicable.


ITEM 8.            EXHIBITS

Exhibit
Number                      Description of Document                     Page No.
------                      -----------------------                     --------

4                           1998 Stock Option Plan .............

5                           Opinion of Neal, Gerber &
                            Eisenberg...........................

23.1                        Consent of Deloitte & Touche LLP....

23.2                        Consent of Neal, Gerber &
                            Eisenberg (included in Exhibit 5
                            to this Registration Statement)

24                          Powers of Attorney..................


ITEM 9.            UNDERTAKINGS

          The undersigned hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Act"), each post-effective amendment to this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4. That, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          5. To deliver or cause to be delivered with the prospectus, to each employee to whom the prospectus is sent or given, a copy of the Company's annual report to stockholders for its last fiscal year, unless such employee has otherwise received a copy of such report, in which case the Company shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on the written request of the employee. If the last fiscal year of the Company has ended within 120 days prior to the use of the prospectus, the annual report of the Company for the preceding fiscal year may be so delivered, but within such 120-day period the annual report for the last fiscal year will be furnished to each such employee.

          6. To transmit or cause to be transmitted to all employees participating in the plan who do not otherwise receive such material as stockholders of the Company, at the time and in the manner as such material is sent to its stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.

          Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the Delaware General Corporation Law, the Restated Certificate of Incorporation of the Company, the By-laws of the Company or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Downers Grove, State of Illinois, on the 15th day of December, 1998.


                                        FIRST HEALTH GROUP CORP., a Delaware
                                        corporation


                                        By:/s/ Joseph E. Whitters
                                           -------------------------------------
                                           Joseph E. Whitters, Vice
                                           President, Finance and Chief
                                           Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 15th day of December, 1998.

      Signature                                          Title
      ---------                                          -----


/s/ Thomas J. Pritzker*                        Chairman of the Board and
-------------------------------------          Director
Thomas J. Pritzker


/s/ James C. Smith                             President, Chief Executive
-------------------------------------          Officer and Director (Principal
James C. Smith                                 Executive Officer)


/s/ Ronald H. Galowich*                        Secretary and Director
-------------------------------------
Ronald H. Galowich


/s/ Joseph E. Whitters                         Vice President, Finance and
-------------------------------------          Chief Financial Officer
Joseph E. Whitters                             (Principal Accounting and
                                               Principal Financial Officer)


/s/ Daniel S. Brunner*                         Executive Vice President and
-------------------------------------          Director
Daniel S. Brunner


/s/ Michael J. Boskin*                         Director
-------------------------------------
Michael J. Boskin, Ph.D.


/s/                                            Director
-------------------------------------
Robert S. Colman


/s/ Harold S. Handelsman*                      Director
-------------------------------------
Harold S. Handelsman


/s/ Burton W. Kanter*                          Director
-------------------------------------
Burton W. Kanter


/s/ Don Logan*                                 Director
-------------------------------------
Don Logan


/s/ David E. Simon*                            Director
-------------------------------------
David E. Simon



*By:/s/ Joseph E. Whitters
    ---------------------------------
    Joseph E. Whitters,
    Attorney-in-fact